EXHIBIT A BBH TRUST CALCULATION OF FIDELITY BOND INSURANCE REQUIRED COVERAGE November 1, 2008

Fund	Total Net Assets 9/30/2008	Required Limit	Premium Allocation	Estimated Combined Policy Premium	Estimated Stand Alone Policy Premium	Estimated Savings
BBH Money Market Fund Regular and Institutional Shares	$2,176,178,904.90	$1,700,000	28.45%	$4,848	$7,500	$2,652

BBH Tax Exempt Money Fund	$520,596,786.73	$900,000	15.06%	$2,567	$5,000	$2,433

BBH US Treasury Money Fund	$161,816,748.28	$600,000	10.04%	$1,711	$5,000	$3,289

BBH Broad Market Fund Classes N and I	$266,302,393.86	$750,000	12.55%	$2,139	$5,000	$2,861

BBH Real Return Fund Classes N and I	$113,909,099.64	$525,000	8.79%	$1,497	$4,500	$3,003

BBH Core Select	$196,713,409.31	$600,000	10.04%	$1,711	$5,000	$3,289

BBH International Equity Fund Classes N and I	$553,574,602.03	$900,000	15.06%	$2,567	$5,000	$2,433
	$3,989,091,944.75	$5,975,000	100.00%	$17,040	$37,000	$19,960

COVERAGE REQUESTED: $5,975,000
Deductible: $50,000 ($0 as required under the Employee Dishonesty Insuring Clause)
Chubb (Vigilant Insurance Company) is the Fidelity Bond Insurer